UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 3, 2011
Plains All American Pipeline, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 713-646-4100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement
364-Day Credit Agreement
     On January 3, 2011, Plains All American Pipeline, L.P. (the “Partnership”) entered into a 364-Day Credit Agreement (the “Credit Agreement”), among the Partnership as Borrower; Bank of America, N.A., as Administrative Agent; DnB NOR Bank ASA and JPMorgan Chase Bank NA, as Co-Syndication Agents; SunTrust Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents; the Lenders party thereto; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, DnB NOR Markets, Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers (terms used but not defined herein have the meanings assigned to them in the Credit Agreement).
     The Credit Agreement provides for revolving borrowings of up to $500 million at any time outstanding and is fully committed. The Credit Agreement will terminate upon the earlier of (i) the closing date of any extension, restatement, refinancing or replacement of the Partnership’s Second Amended and Restated Credit Agreement [US/Canada Facilities] dated as of July 31, 2006 (as amended, the “US/Canada Credit Agreement”) and (ii) 364 days after January 3, 2011. Amounts borrowed under the Credit Agreement may be used for any partnership purpose, including financing of the Southern Pines acquisition previously announced by PAA Natural Gas Storage, L.P.
     Borrowings under the Credit Agreement will bear interest at either a Base Rate or a Eurodollar Rate. A Base Rate Loan bears interest at a fluctuating rate per annum equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Reference Bank as its “prime rate” and (c) the Eurodollar Market Index Rate plus 1%. Interest on Base Rate Loans will include a margin ranging from 25 basis points to 125 basis points based upon any variances in the Partnership’s debt ratings. The “prime rate” is a rate set by the Reference Bank based upon various factors including its costs and desired return, general economic conditions and other factors. A Eurodollar Loan bears interest at a rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters, plus a margin, which margin ranges from 125 basis points to 225 basis points based upon any variances in the Partnership’s debt ratings. The Partnership may voluntarily prepay borrowings under the Credit Agreement, in whole or in part (subject to certain minimum prepayment amounts) without penalty or premium. Borrowings under the Credit Agreement will be guaranteed by certain of the Partnership’s subsidiaries.
     The covenants (including a financial covenant), restrictions and events of default in the Credit Agreement are substantially the same as in the US/Canada Credit Agreement.
     The Credit Agreement contains cross default provisions and prohibits distributions on, or purchases or redemptions of, the Partnership’s common units if any Default or Event of Default is continuing. In addition, the Credit Agreement contains various covenants limiting the Partnership’s and its subsidiaries’ ability to, among other things:
•	incur indebtedness, including capital leases;

•	grant liens;

•	engage in transactions with affiliates;

•	engage substantially in unrelated businesses; and

•	sell all or substantially all of its assets or enter into a merger or consolidation.

     In addition, the financial covenant of the Credit Agreement limits the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA to a maximum of 4.75 to 1.0, with an increased maximum ratio of 5.5 to 1.0 during an Acquisition Period.
     A default under the Credit Agreement would permit the lenders to terminate their commitments and to accelerate the maturity of the outstanding debt.
     The above description of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits.
10.1	364-Day Credit Agreement among Plains All American Pipeline, L.P., as Borrower; Bank of America, N.A., as Administrative Agent; DnB NOR Bank ASA and JPMorgan Chase Bank NA, as Co-Syndication Agents; SunTrust Bank and Wells Fargo Bank, National Association, as Co-Documentation Agents; the Lenders party thereto; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, DnB NOR Markets, Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: January 7, 2011
	By:	PAA GP LLC, its general partner
	By:	Plains AAP, L.P., its sole member
	By:	Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore
		Name:	Tim Moore
		Title:	Vice President